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                                                                    EXHIBIT 99.1

                             [LETTERHEAD OF VENTAS]



                                                        Contact: Debra A. Cafaro
                                                        President and CEO
                                                        (502) 357-9000


              VENTAS SHAREHOLDERS TO RECEIVE ADDITIONAL VALUE UNDER

                     VENCOR'S AMENDED PLAN OF REORGANIZATION

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                  Ventas working closely with lenders to obtain
                      waiver to long-term credit agreement



Louisville, KY (December 4, 2000) -- Ventas, Inc (NYSE:VTR) ("Ventas" or the "Company") said today it has reached agreement with its primary tenant, Vencor, Inc. (OTC/BB:VCRIQ.OB) ("Vencor"), and the other major constituencies in the Vencor reorganization, on the material economic terms of the Amended Plan of reorganization of Vencor, which was filed with the Delaware Bankruptcy Court on December 1. In determining whether to vote in favor of the Amended Plan, Ventas will consider these terms, as well as the final documentation of agreements to be executed upon consummation of the Amended Plan, the terms of Vencor's exit financing, distributions to be made to Vencor creditors, and other matters.

     "We have consistently stated that we will support a consensual plan of reorganization for Vencor that is reasonable and fair to all participants; gives Vencor a sustainable capital structure and sufficient cash flow to meet its reduced obligations; and allows Ventas shareholders to benefit from Vencor's future profitability," Ventas President and CEO Debra A. Cafaro said. "This Amended Plan -- as compared to the preliminary plan of reorganization filed by Vencor on September 29 -- represents substantial improvement in the value that Ventas shareholders will receive in the Vencor reorganization. This Amended Plan represents significant progress towards the confirmation of a fully consensual plan of reorganization for Vencor."



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Highlights of the Amended Plan

The key elements of the Amended Plan are:

     o Ventas will receive all cash rent beginning May 1, 2001 through April 30, 2004. Previously the 3.5 percent annual rent escalator was split 2 percent cash and 1.5 percent non-cash. As previously stated, annual rents will be $180.7 million in May 1, 2001 to April 30, 2002, $187 million in 2002 to 2003 and $193.6 million in 2003 to 2004.

     o After April 30, 2004, the 3.5 percent rent escalator would be comprised of 2 percent cash and 1.5 percent non-cash. Under Vencor's Amended Plan, the non-cash portion would accrue at the annual rate of Libor plus 450 basis points (compared to 6 percent in the previous version of the plan) until it is paid. If Vencor refinances or repays its new senior bank debt, the entire annual 3.5 percent escalator would thereafter be payable on an all-cash basis (and any accrued unpaid amount would then be due and payable).

     o Between $30 million and $35 million in existing tax refund proceeds will be held in escrow and used to satisfy any potential tax liabilities related to periods before the Vencor/Ventas spin-off transaction on May 1, 1998. When audits of the relevant tax periods have been concluded, any residual amount will be shared 50/50 by Ventas and Vencor. Interest will also be shared 50/50. This arrangement is a substantial improvement from the one contemplated in Vencor's original plan, under which Vencor would have retained sole benefit of the tax refunds.

Items from the September 29 preliminary plan that are substantially unchanged include:

     o A proposed $130 million settlement of all civil claims and other billing disputes against Vencor and Ventas by the Department of Justice, acting on behalf of the Health Care Financing Administration and the Department of Health and Human Services' Office of the Inspector General ("DOJ"). Ventas would agree to pay $104 million, of which $34 million is payable on the Vencor Effective Date and the balance of $70 million is payable in quarterly installments over five years, bearing interest at 6 percent. Under the proposed settlement, Vencor would pay $26 million.

     o    Ventas will receive 9.99 percent of the common stock of reorganized
          Vencor.

     o Ventas will have a unilateral right to reset the amount of rents due under the Vencor leases to a then "market" rental rate. This reset right will be exercisable by Ventas approximately five years after the Vencor Effective Date.


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o             Vencor will reaffirm and perform all existing agreements and indemnities arising out of the 1998 Vencor/Ventas spin-off transaction.

     With the filing of the Amended Plan, it is expected that on December 6 the Court will hold a hearing to approve the Vencor disclosure materials. Ventas added that it is working with Vencor, its creditors and the DOJ to resolve all matters prior to such date. If approved, the disclosure materials will be mailed to Vencor's creditors following the hearing, and Vencor will solicit creditor approval for the Amended Plan.

     There can be no assurance that Vencor will be successful in obtaining the approval of its creditors for a restructuring plan, that any such plan will be on terms acceptable to Ventas, Vencor and its creditors, or that any restructuring plan will not have a material adverse effect on Ventas. Nor can there be any assurance that Vencor and Ventas will be able to reach a settlement with the DOJ, or that any such settlement will be on terms acceptable to Ventas, or that any settlement with DOJ will not have material adverse effect on Ventas.

Ventas Credit Agreement

     Under the Company's Amended Credit Agreement, it is an event of default, subject to defenses that may be available to the Company, if a plan of reorganization for Vencor were not to become effective by December 31, 2000. The Company is working closely with its lenders under the Amended Credit Agreement to obtain a waiver or amendment of this covenant, which requires the affirmative vote of more than 50 percent in principal amount of the debt. There can be no assurance that Ventas will obtain such a waiver or amendment.

Dividend

     Ventas has the option of declaring its dividends on an annual, rather than quarterly, basis. At present, Ventas intends to pay the minimum REIT dividend for 2000 in one annual payment. Ventas expects that such payment will be made on or before January 31, 2001. Accordingly, at its December 1 meeting, the Ventas Board deferred taking action on its fourth quarter 2000 dividend consistent with its stated goal of building cash reserves during the reorganization of Vencor.

     Ventas is a real estate investment trust whose properties include 45 hospitals, 217 nursing centers and eight personal care facilities operating in 36 states.


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     This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). All statements regarding the Company's and its subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust, plans and objectives of management for future operations and statements that include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "could," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from the Company's expectations. The Company does not undertake any duty to update such forward-looking statements.

     Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company's filings with the Securities and Exchange Commission. Factors that may affect the plans or results of the Company include, without limitation, (a) the treatment of the Company's claims in the chapter 11 cases of its primary tenant, Vencor, Inc. and certain of its affiliates (collectively referred to in this paragraph as "Vencor"), as well as certain of its other tenants, (b) the ability and willingness of Vencor to continue to meet and/or honor its obligations under the agreements the Company and Vencor entered into in connection with the 1998 spin off by the Company of Vencor (the "1998 Spin Off"), including, without limitation, the obligation to indemnify and defend the Company for all litigation and other claims relating to the health care operations and other assets and liabilities transferred to Vencor in the 1998 Spin Off, (c) the ability of Vencor and the Company's other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company's success in implementing its business strategy, (e) the nature and extent of future competition, (f) the extent of future health care reform and regulation, including cost containment measures and changes in reimbursement policies and procedures, (g) increases in the cost of borrowing for the Company,
(h) the ability of the Company's operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) the results of the settlement discussions Vencor and the Company have been engaged in with the federal government seeking to resolve federal civil and administrative claims against them arising from the participation of Vencor facilities in various federal health benefit programs, (k) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (l) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, and to amend certain provisions of its Amended Credit Agreement that would require the Company to repay substantially all of its indebtedness under the Amended Credit Agreement if Vencor does not emerge from bankruptcy by December 31, 2000, and (m) the ability and willingness of the Company to maintain its qualification as a real estate investment trust due to economic, market, legal, tax or other considerations. Many of such factors are beyond the control of the Company and its management


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